EXHIBIT 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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June 16, 2015

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Noble Energy, Inc., a Delaware corporation (“Noble”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 10, 2015, by and among Noble, Bluebonnet Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Noble (“Merger Sub”), and Rosetta Resources Inc., a Delaware corporation (“Rosetta”), pursuant to which (i) Merger Sub will merge with and into Rosetta, with Rosetta surviving the merger as an indirect wholly owned subsidiary of Noble (the “Merger”), and each share of common stock of Rosetta, other than Treasury Shares (the “Rosetta Common Stock”), issued and outstanding immediately prior to the time the Merger becomes effective (the “Effective Time”) will be converted into the right to receive 0.542 shares of common stock of Noble (the “Noble Common Stock”); and immediately thereafter (ii) Rosetta will merge with and into NBL Texas, LLC (“NBL Texas”), with NBL Texas surviving the merger (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”). At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2015 (File No. 333 – 204592) as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Mergers.

In preparing the Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render the Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Noble and Rosetta, including those set forth in letters dated as of the date hereof from an officer of each of Noble and Rosetta (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed by appropriate officers and that we will render our opinion pursuant to Section 8.3(d) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Noble and Rosetta, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our Opinion. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” we are of the opinion that, under current law for U.S. federal income tax purposes, the Integrated Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Rosetta Common Stock as described under “U.S. Federal Income Tax Consequences – Consequences of the Merger.”

This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes inaccurate.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement (including the Integrated Mergers), any transaction related thereto, or of owning Rosetta Common Stock. This Opinion has been prepared in connection with the Integrated Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP